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                                                                    EXHIBIT 11.1

                        NEWBRIDGE NETWORKS CORPORATION

                       COMPUTATION OF EARNINGS PER SHARE

             (Accounting principles generally accepted in Canada)
        (Canadian dollars, amounts in thousands except per share data)
                                  (Unaudited)
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                                                     Fiscal quarters ended
                                                     ---------------------
                                                       Aug 1,    Aug 2,
                                                        1999      1998
                                                      --------  --------
Basic earnings per share

 Net earnings                                         $ 47,286  $ 35,520
                                                      ========  ========

 Common Shares outstanding
  at the beginning of the period                       180,105   175,686

 Weighted average number of Common Shares
   issued during the period                                294       419
                                                      --------  --------

 Weighted average number of Common Shares
   outstanding during the period                       180,399   176,105
                                                      ========  ========

 Basic earnings per share                             $   0.26  $   0.20
                                                      ========  ========

Fully diluted earnings per share

 Earnings before imputed earnings                     $ 47,286  $ 35,520

 After tax imputed earnings from the investment
   of funds received through dilution                       --        --
                                                      --------  --------

 Adjusted net earnings                                $ 47,286  $ 35,520
                                                      ========  ========

 Weighted average number of Common Shares
   outstanding during the period                       180,399   176,105

 Weighted average common share
   equivalents based on conversion of
   outstanding stock options                                --        --
                                                      --------  --------

 Weighted average number of Common
   Shares and equivalents outstanding
   during the period                                   180,399   176,105
                                                      ========  ========

 Fully diluted earnings per share                     $   0.26  $   0.20
                                                      ========  ========

Earnings per share expressed in U.S. Dollars

 Daily average exchange rate of a Canadian
   dollar for U.S. dollars as reported by the
   Federal Reserve Bank of New York                   $ 0.6787  $ 0.6817

 Basic earnings per share, in U.S. dollars            $   0.18  $   0.14
                                                      ========  ========

 Fully diluted earnings per share, in U.S. dollars    $   0.18  $   0.14
                                                      ========  ========
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